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                                                              Exhibit 23 (d)(1)

                             MANAGEMENT AGREEMENT

   MANAGEMENT AGREEMENT, dated as of September 21, 2006, between SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC., a Maryland Corporation (the "Corporation"), On Behalf of Seligman TargETFund 2025, Seligman TargETFund 2015, Seligman TargETFund Core, Seligman TargETFund 2035 and Seligman TargETFund 2045 (collectively, together with any future funds, the "Funds") AND J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager").

   In consideration of the mutual agreements herein made, the parties hereto agree as follows:

   1. DUTIES OF THE MANAGER. The Manager shall manage the affairs of the Corporation and the Funds including, but not limited to, continuously providing the Corporation with investment management services, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Funds (including determining in which exchange-traded funds ("ETFs") or other securities the assets of the Corporation will be invested and determining the percentage of the Funds' assets that will be invested in each such ETF and other security) making purchases and sales of securities on behalf of the Funds and determining how voting and other rights with respect to securities of the Funds shall be exercised, subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement of the Corporation and Prospectus of the Funds and the requirements of the Investment Company Act of 1940 (the "1940 Act") and other applicable law. In performing such duties, the Manager shall provide such office space, such bookkeeping, accounting, internal legal, clerical, secretarial and administrative services (exclusive of, and in addition to, any such services provided by any others retained by the Corporation) and such executive and other personnel as shall be necessary for the operations of the Corporation or the Funds. The Corporation understands that the Manager also acts as the manager of all of the investment companies in the Seligman Group.

   Subject to Section 36 of the 1940 Act, the Manager shall not be liable to the Corporation or Funds for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Funds and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

   2. EXPENSES. (a) The Manager shall pay all of its expenses arising from the performance of its obligations under Section 1, and shall pay any salaries, fees and expenses of the directors of the Corporation who are employees of the Manager or its affiliates. Except as otherwise provided in Section paragraph
(b) of this Section 2, the Manager shall not be required to pay any other expenses of the Corporation or the Funds ("Fund Expenses"), including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, credit commitment fees, fees and expenses of independent

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attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expense of corporate data processing and related services, shareholder recordkeeping and shareholder account services, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders' meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of directors of the Corporation who are not employees of the Manager or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses, as determined by the Board of Directors and the Manager, such as litigation expenses and other expenses that relate to events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence ("Extraordinary Expenses").

   (b) Notwithstanding anything to the contrary in paragraph (a) of this
Section 2, the Manager agrees that, during the term of this Agreement until January 31, 2008, with respect to each Fund, if Fund Expenses (excluding any Extraordinary Expenses and, for the avoidance of doubt, excluding any compensation paid by the Funds to the Manager pursuant to Section 3, any amounts paid by the Funds pursuant to a written plan adopted under Rule 12b-1 under the 1940 Act and interest on borrowings) exceeds 0.34% of such Fund's average daily net assets (the "Excess Fund Expenses") in any fiscal year, the Manager shall reimburse the Fund for Fund Expenses and/or waive all or any portion of its compensation paid pursuant to Section 3 in an aggregate amount equal to the Excess Fund Expenses.

   3. COMPENSATION. (a) As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to Section 1, each Fund will pay to the Manager promptly after the end of each month a fee, calculated on each day during such month as indicated on the attached fee schedule.

   (b) If the Manager shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

   4. PURCHASE AND SALE OF SECURITIES. The Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including the Manager or an affiliate of the Manager) as the Manager shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Registration Statement of the Corporation and Prospectus(es) of the Funds or as the Board of Directors of the Corporation may direct from time to time. In providing the Funds with investment management and supervision, it is recognized that the Manager will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Manager for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time.

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   Notwithstanding the above, it is understood that it is desirable for the
Funds that the Manager have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients as well as the Funds.

   The placing of purchase and sale orders may be carried out by the Manager or any wholly-owned subsidiary of the Manager.

   If, in connection with purchases and sales of securities for the Funds, the Manager or any subsidiary of the Manager may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Manager shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Manager pursuant to Section 3 hereof.

   Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Funds of additional compensation to others for consulting services, supplemental research and security and economic analysis.

   5. TERM OF AGREEMENT. This Agreement shall continue in full force and effect
(a) with respect to Seligman TargETFund 2025, Seligman TargETFund 2015 and Seligman TargETFund Core, until December 31, 2006, and (b) with respect to Seligman TargETFund 2035 and Seligman TargETFund 2045, until December 31, 2007, and in each case from year to year thereafter if such continuance is approved in the manner required by the 1940 Act if the Manager shall not have notified the Funds in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time in respect of any Fund, without payment of penalty by the Fund, on 60 days' written notice to the Manager, by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of such Fund (as defined by the 1940 Act). The failure of the Board of Directors of the Corporation or holders of securities of any Funds to approve the continuance of this Agreement with respect to such Fund, shall be without prejudice to the effectiveness of this Agreement with respect to any other Fund. This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act).

   6. RIGHT OF MANAGER IN CORPORATE NAME. The Manager and the Corporation each agree that the word "Seligman", which comprises a component of each Fund's name, is a property right of the Manager. The Corporation (on behalf of each Fund) agrees and consents that (i) it will only use the word "Seligman" as a component of its corporate name and for no other purpose, (ii) it will not purport to grant to any third party the

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right to use the word "Seligman" for any purpose, (iii) the Manager or any corporate affiliate of the Manager may use or grant to others the right to use the word "Seligman", or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Manager, the Corporation and each Fund will take such action as may be required to provide its consent to the use of the word "Seligman", or any combination or abbreviation thereof, by the Manager or any corporate affiliate of the Manager, or by any person to whom the Manager or an affiliate of the Manager shall have granted the right to such use; and (iv) upon the termination of any management agreement into which the Manager and the Corporation may enter, the applicable Fund shall, upon request by the Manager, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the word "Seligman" and following such change, shall not use the word "Seligman", or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors and stockholders to take any and all actions which the Manager may request to effect the foregoing and to reconvey to the Manager any and all rights to such word.

   7. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

   IN WITNESS WHEREOF, the Corporation, on behalf of the Funds, and the Manager have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                           SELIGMAN TARGETHORIZON ETF
                                           PORTFOLIOS, INC.

                                           By:    /s/ Brian T. Zino
                                                  -----------------------------
                                           Name:  Brian T. Zino
                                           Title: President

                                           J. & W. SELIGMAN & CO. INCORPORATED

                                           By:    /s/ William C. Morris
                                                  -----------------------------
                                           Name:  William C. Morris
                                           Title: Chairman

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        FEE SCHEDULE

                                 Average Daily     Annual Rate (as a % of
Fund                               Net Assets     Average Daily Net Assets)
----                             -------------    -------------------------
Seligman TargETFund 2025       First $500 million           0.50%
                               Next  $500 million           0.45%
                               Over  $  1 billion           0.40%

Seligman TargETFund 2015       First $500 million           0.50%
                               Next  $500 million           0.45%
                               Over  $  1 billion           0.40%

Seligman TargETFund Core       First $500 million           0.50%
                               Next  $500 million           0.45%
                               Over  $  1 billion           0.40%

Seligman TargETFund 2035       First $500 million           0.50%
                               Next  $500 million           0.45%
                               Over  $  1 billion           0.40%

Seligman TargETFund 2045       First $500 million           0.50%
                               Next  $500 million           0.45%
                               Over  $  1 billion           0.40%

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